UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Citizens BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 27131

Raleigh, North Carolina 27611-7131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of First Citizens BancShares, Inc. will be held in the main office of First-Citizens Bank & Trust Company located at 239 Fayetteville Street Mall, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 25, 2005.

The purposes of the meeting are:

1.	Election of Directors: To elect 22 directors for one-year terms; and

2.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about March 18, 2005.

By Order of the Board of Directors

Alexander G. MacFadyen, Jr. Secretary

Post Office Box 27131

Raleigh, North Carolina 27611-7131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated March 18, 2005, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2005 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the main office of First-Citizens Bank & Trust Company located at 239 Fayetteville Street Mall, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 25, 2005.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens BancShares, Inc. “FCB” and “IronStone” refer to our bank subsidiaries, First-Citizens Bank & Trust Company and IronStone Bank, and “the Banks” refers to our bank subsidiaries collectively.

Solicitation and Voting of Proxies

A form of “appointment of proxy” is included with this Proxy Statement that provides for you to name George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr. to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign an appointment of proxy and return it to us before the Annual Meeting, the shares of our voting securities you hold of record will be voted by the Proxies according to your instructions. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the 22 nominees for director named in Proposal 1 below. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, the Proxies will be authorized to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including adjournments.

Revocation of Appointment of Proxy

If you sign and return an appointment of proxy, you can revoke it at any time before the voting takes place at the Annual Meeting either by filing with our Secretary a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of appointments of proxy for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, the Banks’ and our directors, officers and employees may solicit appointments of proxy, personally or by telephone, without additional compensation.

Record Date

The close of business on March 7, 2005, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on that date in order to be eligible to vote at the meeting.

Voting Securities

Our voting securities are the 8,756,778 shares of Class A Common Stock (“Class A Common”) and 1,677,675 shares of Class B Common Stock (“Class B Common”) that were outstanding on the Record Date. You may cast one vote for each share of Class A Common and 16 votes for each share of Class B Common you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Voting Procedures; Votes Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 22 nominees receiving the highest numbers of votes will be elected. Abstentions and broker non-votes will have no effect in the voting for directors, but they will have the same effect as votes against any other matter voted on by our shareholders at the Annual Meeting. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Voting Securities

Principal Shareholders.    The following table describes the beneficial ownership of our voting securities on the Record Date by persons known by us to own, beneficially or of record, 5% or more of either class of our stock:

	Beneficial Ownership
	Class A Common			Class B Common
Name and address of beneficial owner	Number of shares (1)		Percentage of class (2)	Number of shares (1)		Percentage of class (2)	Percentage of total votes (2)
Carson H. Brice 2416 Oxford Road Raleigh, NC 27608	52,116	(3)	.60%	100,985	(3)	6.02%	4.69%
Claire H. Bristow 1524 Adger Road Columbia, SC 29205	52,687	(3)	.60%	100,812	(3)	6.01%	4.68%
Hope H. Connell 3128 Smoketree Court Raleigh, NC 27604	57,923	(4)	.66%	110,877	(4)	6.61%	5.15%
Frank B. Holding 409 East Market Street Smithfield, NC 27577	2,536,091	(5)	28.96%	665,739	(5)	39.68%	37.05%
Frank B. Holding, Jr. 3128 Smoketree Court Raleigh, NC 27604	73,909	(3)	.84%	138,489	(3)	8.25%	6.43%
Lewis R. Holding Columbia Road Lyford Cay, Bahamas	1,378,970	(6)	15.75%	207,242	(6)	12.35%	13.19%
Olivia B. Holding 2700 Cambridge Road Raleigh, NC 27608	57,635	(3)	0.66%	105,450	(3)	6.29%	4.90%
North State Trustees 128 South Tryon Street Charlotte, NC 28202	416,840	(7)	4.76%	538,091	(7)	32.07%	25.36%
Wellington Management Company LLP 75 State Street Boston, MA 02109	477,069	(8)	5.45%	-0-		—	1.34%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual beneficial owner exercises sole voting and investment power with respect to all listed shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Mrs. Brice—5,200 shares of Class A Common and 1,250 shares of Class B Common; Mrs. Bristow—5,410 shares of Class A Common and 1,250 shares of Class B Common; Mrs. Connell—24,165 shares of Class A Common and 3,125 shares of Class B Common; Mr. F. Holding—503,733 shares of Class A Common and 112,251 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—486,549 shares of Class A Common and 106,544 shares of Class B Common; Ms. O. Holding—13,210 shares of Class A Common and 2,450 shares of Class B. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mrs. Bristow—1,645 shares of Class A Common and 25,910 shares of Class B Common; Mrs. Connell—4,281 shares of Class A Common and 16,893 shares of Class B Common; Mr. F. Holding—399,535 shares of Class A Common and 553,488 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 74,065 shares of Class B Common.
(2)	Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.
(3)	All listed shares also are shown as beneficially owned by Frank B. Holding.
(4)	Includes an aggregate of 39,078 shares of Class A Common and 108,977 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding.
(5)	Includes an aggregate of 465,104 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding, and an aggregate of 267,315 shares of Class A Common and 553,488 shares of Class B Common that also are shown as beneficially owned by Mr. Holding’s adult children listed individually in the table.
(6)	Includes an aggregate of 465,104 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Hope H. Connell, and an aggregate of 122,800 shares of Class A Common and 61,459 shares of Class B Common that also are shown as beneficially owned by North State Trustees.
(7)	Includes 294,040 shares of Class A Common and 476,632 shares of Class B Common held by North State Trust— 1990, 110,400 shares of Class A Common and 57,939 shares of Class B Common held by North State Trust—1979, and 12,400 shares of Class A Common and 3,520 shares of Class B Common held by North State Trust—1976, each of which trusts is for the benefit of Carmen Holding Ames, adult daughter of Lewis R. Holding. The six trustees for the three trusts, who may be deemed to have shared voting and investment power as to such shares, are George H. Broadrick, Carolyn S. Holding, John R. Jordan, Jr., C. Ronald Scheeler, David L. Ward, Jr., and James A. Weathers. Includes an aggregate of 122,800 shares of Class A Common and 61,459 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding.
(8)	Wellington Management Company LLP’s Schedule 13G filed with the Securities and Exchange Commission indicates that, in its capacity as an investment adviser, it has shared voting and investment power with respect to 342,000 of the listed shares, and shared investment power only with respect to the remaining listed shares, all of which are held of record by its clients.

Management.    The following table describes the beneficial ownership of our voting securities on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

	Beneficial Ownership
	Class A Common			Class B Common
Name of beneficial owner	Number of shares (1)		Percentage of class (2)	Number of shares (1)		Percentage of class (2)	Percentage of total votes (2)
John M. Alexander, Jr.	727.01%			68		*	*
Carmen Holding Ames	147,929	(3)	1.69%	62,040	(3)	3.70%	3.20%
Victor E. Bell III	17,841.20%			4,925.29%			.27%
George H. Broadrick	61,247.70%			2,500.15%			.28%
H. M. Craig III	400		*	-0-		—	*
H. Lee Durham, Jr.	250		*	-0-		—	*
Lewis M. Fetterman	12,955.15%			2,750.16%			.16%
Frank B. Holding	2,536,091	(4)	28.96%	665,739	(4)	39.68%	37.05%
Frank B. Holding, Jr.	73,909	(5)	.84%	138,489	(5)	8.25%	6.43%
Lewis R. Holding	1,378,970	(6)	15.75%	207,242	(6)	12.35%	13.19%
Charles B. C. Holt	2,431.03%			-0-		—	*
James B. Hyler, Jr.	3,866.04%			100.01%			.02%
Gale D. Johnson	481.01%			50		*	*
Freeman R. Jones	4,000.05%			250.01%			.02%
Lucius S. Jones	1,000.01%			-0-		—	*
Joseph T. Maloney, Jr.	13,452.15%			5,400.32%			.28%
Robert T. Newcomb	300		*	-0-		—	*
Lewis T. Nunnelee II	600.01%			450.03%			.02%
James M. Parker	342		*	-0-		—	*
C. Ronald Scheeler	100		*	-0-		—	*
Ralph K. Shelton	100		*	-0-		—	*
R. C. Soles, Jr.	15,138.17%			-0-		—	.04%
David L. Ward, Jr.	17,350.20%			8,388.50%			.43%
All directors and executive officers as a group (33 persons)	3,606,155	(7)	41.18%	793,368	(7)	47.29%	45.79%

(1)	Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Ames—122,800 shares of Class A Common and 61,459 shares of Class B Common; Mr. Bell— 8,706 shares of Class A Common and 2,462 shares of Class B Common; Mr. F. Holding—503,733 shares of Class A Common and 105,869 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—486,459 shares of Class A Common and 106,544 shares of Class B Common; and all individuals included in the group—1,151,353 shares of Class A Common and 280,684 shares of Class B Common. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Bell—518 shares of Class A Common; Mr. Broadrick—10,000 shares of Class A Common and 2,500 shares of Class B Common; Mr. Fetterman—2,809 shares of Class A Common and 550 shares of Class B Common; Mr. F. Holding—399,535 shares of Class A Common and 559,870 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 74,065 shares of Class B Common; Mr. Holt—465 shares of Class A Common; Mr. Ward—3,500 shares of Class A Common and 875 shares of Class B Common; and all individuals included in the group—623,646 shares of Class A Common and 655,428 shares of Class B Common.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all shares of BancShares’ voting securities. An asterisk indicates less than .01%.

(3)	All listed shares also are shown as beneficially owned by Lewis R. Holding.
(4)	Includes an aggregate of 465,104 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding, and an aggregate of 73,909 shares of Class A Common and 138,489 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, Jr.
(5)	All listed shares also are shown as beneficially owned by Frank B. Holding.
(6)	Includes an aggregate of 147,929 shares of Class A Common and 62,040 shares of Class B Common that also are shown as beneficially owned by Carmen Holding Ames, and an aggregate of 465,104 shares of Class A Common and 104,644 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding.
(7)	As described above, certain shares are included in the beneficial ownership of each of Carmen Holding Ames, Frank B. Holding, Frank B. Holding, Jr., and Lewis R. Holding, but they are included only once in the shares listed for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our Class A Common and Class B Common. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2004, four reports inadvertently were filed after their due dates, including: one report by H. Lee Durham, our director, covering a purchase of shares; one report by Lewis R. Holding, our Chairman and Chief Executive Officer, covering a sale to four trusts; one report by North State Trustees covering the purchase of a portion of the shares sold by Mr. L. Holding; and the initial report required to be filed by Donald P. Geaslen following his appointment as an executive officer. It also has come to our attention that certain of our directors and principal shareholders neglected to file reports for transactions in prior years, including Mr. L. Holding (one sale to a trust), North State Trustees (the purchase of the shares sold by Mr. L. Holding), and Frank B. Holding (four purchases by one of his related parties). Those transactions were reported promptly after it was discovered that they had been overlooked.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than five nor more than 30 members and authorize the Board to set and change the actual number of our directors from time to time within those limits. Our directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been duly elected and qualified. The number of directors currently is set at 22, and our current directors named below have been nominated by our Board of Directors for reelection at the Annual Meeting.

Name and age (1)	Positions with us and the Banks (2)	Year first elected (3)	Principal occupation and business experience
John M. Alexander, Jr. * 55	Director	1990	President, General Manager and Chief Operating Officer, Cardinal International Trucks, Inc. (truck dealer)
Carmen Holding Ames (4)(5) 36	Director	1996	Homemaker
Victor E. Bell III * 48	Director	2002	Chairman and President, Marjan, Ltd. (real estate investments)
George H. Broadrick (5) 82	Director	1975	Retired; our former President
H. M. Craig III * 48	Director	1998	Vice President and director, Gaston County Dyeing Machine Company (textile machinery manufacturer)
H. Lee Durham, Jr. * 56	Director	2003	Retired; until 2002, partner, PricewaterhouseCoopers LLP (public accounting firm)
Lewis M. Fetterman * 83	Director	1980	Chairman and Chief Executive Officer, Super Soil Systems USA, Inc. (animal waste control); President and owner, LMF Farms (swine production)
Frank B. Holding (4)(5) 76	Executive Vice Chairman	1962	Our executive officer

Name and age (1)	Positions with us and the Banks (2)	Year first elected (3)	Principal occupation and business experience
Frank B. Holding, Jr. (4)(5) 43	President and Director	1993	Our executive officer
Lewis R. Holding (4) 77	Chairman and Chief Executive Officer	1957	Our executive officer
Charles B. C. Holt * 72	Director	1995	Director (formerly President and Secretary/Treasurer), Holt Oil Company, Inc. (wholesale petroleum marketer)
James B. Hyler, Jr. 57	Vice Chairman and Chief Operating Officer	1988	Our executive officer
Gale D. Johnson, M.D. * 85	Director	1974	Retired surgeon; Director of Health Affairs, Campbell University
Freeman R. Jones * 78	Director	1974	Retired; President, EFC Corporation (real estate investments)
Lucius S. Jones * 62	Director	1994	President, Chief Executive Officer and owner, United Realty & Construction Company, Inc. (residential development and construction)
Joseph T. Maloney, Jr. * 75	Director	1976	Retired; private investor
Robert T. Newcomb * 44	Director	2002	Chairman and President, Newcomb & Company (mechanical contractors)
Lewis T. Nunnelee II * 79	Director	1979	Chairman, Coastal Beverage Company, Inc. (wholesale distributor)
C. Ronald Scheeler 72	Director	2003	Retired since 1991; former managing partner, Ernst & Young (public accounting firm)
Ralph K. Shelton * 62	Director	2003	President and Chief Executive Officer; Southeast Fuels Inc. (bulk fuel distributor)
R. C. Soles, Jr. * 70	Director	1995	Attorney; senior partner, Soles, Phipps, Ray & Prince (law firm); Senator, North Carolina State Senate
David L. Ward, Jr. 69	Director	1971	Attorney; senior member, Ward and Smith, P.A. (law firm)

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	Each of our directors also serves as a director of FCB, and Messrs. Alexander, Craig, Durham, F. Holding, Jr., L. Holding, Hyler, L. Jones, Newcomb and Shelton also serve as directors of IronStone.
(3)	“First elected” refers to the year in which each individual first became our director or a director of one of our predecessors or, if before 1982, a director of FCB.
(4)	Ms. Ames is the daughter of Mr. L. Holding and the niece of Mr. F. Holding. Mr. F. Holding, Jr. is the son of Mr. F. Holding and the nephew of Mr. L. Holding. Mr. L. Holding and Mr. F. Holding are brothers. Ms. Hope H. Connell, an executive officer of FCB, is the daughter of Mr. F. Holding, the niece of Mr. L. Holding, and the sister of Mr. F Holding, Jr.
(5)	Certain of our directors also serve as directors of other publicly held companies. Ms. Ames, Mr. Broadrick, and Mr. F. Holding serve as directors of First Citizens Bancorporation, Inc., Columbia, SC. Mr. F. Holding serves as a director of Southern BancShares (N.C.), Inc., Mount Olive, NC. Mr. F. Holding, Jr. serves as a director of Piedmont Natural Gas Company, Inc., Charlotte, NC.

Our Board of Directors recommends that you vote “FOR” each of the 22 nominees named above. The 22 nominees receiving the highest numbers of votes will be elected.

Director Compensation

Each of our directors serves and is compensated as a director of FCB. FCB’s and our Boards meet jointly, and directors do not receive any additional compensation for their services as our directors. Except as described below, during 2004 each director (other than executive officers) received an annual retainer of $12,000 and a fee of $600 for attendance at each Board meeting and each meeting of a committee held other than in conjunction with a Board meeting. In addition, H. Lee Durham, Jr., who serves as Chairman of our Audit Committee, received an annual fee of $25,000 for his services on that Committee. For 2005, the annual retainer paid to our directors will be increased to $20,000, the fee for attendance at Board and committee meetings will be increased to $800, and the additional fee for Mr. Durham’s service as Audit Committee Chairman will be increased to $30,000. As executive officers, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., and Frank B. Holding, Jr. receive no compensation for their services as directors. In addition to the above fees, certain of our directors receive other compensation from FCB as described below.

Since his retirement from active employment during 1987, George H. Broadrick has received payments of $4,778 per month under an agreement with FCB under which he agreed to provide consultation services to, and that he will not “compete” (as defined in the agreement) with, FCB. The agreement expires during 2007.

Charles B. C. Holt, and Joseph T. Maloney, Jr., serve on FCB’s local advisory boards in their respective communities and receive a fee of $125 for attendance at each quarterly advisory board meeting.

Attendance by Directors at Meetings

Board of Directors Meetings.    Our Board of Directors met five times during 2004. Each director attended at least 75% of the aggregate number of those meetings and meetings of any committees on which he or she served.

Annual Meetings.    Attendance by our directors at Annual Meetings gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our full-time employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. All of our directors then in office attended our last Annual Meeting which was held during April 2004.

Committees

Our Board of Directors has several standing committees, including an Audit Committee, a Nominating Committee and a Compensation Committee which are described below.

Audit Committee

Function.    The Audit Committee acts under a written charter that was reapproved by our Board of Directors during January 2005. Under its charter, the Committee, among other things, appoints our independent accountants each year and approves the compensation and terms of engagement of our accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews various reports by our independent accountants (including its annual report on our audited consolidated financial statements) and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. At least quarterly the Committee reviews reports on the work of FCB’s Audit, Corporate Finance and Commercial Credit Administration Departments. FCB’s General Auditor reports directly to the Committee as to all internal audit matters. He reports to FCB’s Chief Operating Officer as to all administrative matters. A copy of the Audit Committee’s charter was attached as an Appendix to the Proxy Statement we distributed last year in connection with our 2004 Annual Meeting. The Committee met eight times during 2004.

Members.    The current members of the Audit Committee are H. Lee Durham, Jr. – Chairman, John M. Alexander, Jr., H. M. Craig III, and Charles B. C. Holt. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market, and our Board of Directors believes that Mr. Durham is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report.    Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2004, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2004 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

The Audit Committee:

H. Lee Durham, Jr.	John M. Alexander, Jr.	H. M. Craig III	Charles B. C. Holt

Nominations Committee

Function.    During 2004, our Board of Directors established a Nominations Committee that acts under a written charter approved by the Board. Under the Committee’s charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. A copy of the Nominations Committee’s charter was attached as an Appendix to the Proxy Statement we distributed last year in connection with our 2004 Annual Meeting. The Committee did not meet during 2004.

The Committee’s charter provides that it will seek to recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee First Citizens BancShares, Inc. Attention: Corporate Secretary Post Office Box 27131 Raleigh, North Carolina 27611

Each recommendation should be accompanied by the following:

•	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•	information regarding any business or personal relationships between the candidate and any of our or the Banks’ customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within the Banks’ service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity, diversity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in the Banks’ business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Members.    The current members of the Nominations Committee are R. C. Soles, Jr.—Chairman, Joseph T. Maloney, Jr. and Robert T. Newcomb. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Compensation Committee

Function.    FCB’s and our Boards of Directors have established a joint Compensation Committee that acts under a written charter approved by both Boards. Under the Committee’s charter, and among other duties and responsibilities assigned from time to time by the Boards, the Committee makes recommendations to FCB’s, IronStone’s and our Boards of Directors with respect to the compensation paid or provided to our Chief Executive Officer and to other persons considered to be our executive officers. After receipt of recommendations from the Committee, the Boards of Directors make all final decisions regarding executive compensation matters. The Committee met three times during 2004.

Members.    The current members of the Compensation Committee are Freeman R. Jones —Chairman, Lewis M. Fetterman, and Lewis T. Nunnelee II. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Compensation Committee Report on Executive Compensation.    Our executive officers serve as officers and employees of and are compensated by the Banks, and they receive no separate compensation from us. The Banks’ goal is to provide compensation that will enable them to attract and retain qualified and motivated individuals as executive officers. Currently, the Banks’ executive compensation program includes primarily base salary and discretionary bonuses based upon merit or other factors. We do not maintain any equity-based or long-term incentive compensation plans. However, the Banks provide retirement and other employee benefit and welfare plans (including a qualified defined benefit pension plan and a Section 401(k) salary deferral plan) customary for companies of our size, and they are parties to post-retirement consulting agreements with certain of their executive officers that provide for payments to the officers following their retirement.

For 2004, the Compensation Committee reviewed compensation, including personal benefits, being paid or provided to the Banks’ Chief Executive Officer, Lewis R. Holding, and other executive officers named in the Summary Compensation Table below, and the Committee made recommendations to the Banks’ Boards of Directors regarding the amounts of the 2004 base salaries of those officers, as well as the maximum aggregate amount for 2004 merit increases in the base salaries of the Banks’ other officers and employees. The Committee also reviewed and recommended to the Board approval of special cash bonuses to Mr. L. Holding and two other named executive officers as reimbursement, adjusted for income taxes, for club assessments during 2004. The Committee’s recommendations of the officers’ base salary increases were based on its evaluation of their individual levels of responsibility and performance and, in the case of Lewis R. Holding, his current leadership, direction, and historical importance in the development and growth of the Banks. The Committee’s recommendation of the special cash bonuses was based on FCB’s policy of reimbursing certain of our executive officers for club initiation fees and assessments. The amounts of contributions to the separate accounts of executive officers under FCB’s 401(k) plan were determined solely by the terms of that plan. The Banks’ Boards of Directors made final decisions regarding compensation of the named executive officers for 2004. With respect to the salaries of other executive officers, the Vice Chairman, with the consent of the Chairman, was directed by the Board to set 2004 salaries on an individual merit basis.

For 2004, base salary paid to Lewis R. Holding and each other named officer increased by approximately 2% over his 2003 amount. The performance of the Chief Executive Officer and other named executive officers, and the Banks’ financial performance, were considered by the Committee in connection with its recommendations regarding compensation for 2004. However, that process largely is subjective and there are no specific formulae, objective criteria or other such mechanisms by which the salary or other compensation of executive officers (including the Chief Executive Officer and other named executive officers) is tied empirically to their individual performance or to the Banks’ financial performance.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of our executive officers receive annual compensation approaching that amount, our Board of Directors has not adopted a policy with respect to Section 162(m).

The Compensation Committee:

Freeman R. Jones	Lewis M. Fetterman	Lewis T. Nunnelee II

Executive Officers

We consider the Banks’ and our officers who are listed below to be our executive officers.

Name and age	Positions with us and/or the Banks
Lewis R. Holding 77	FCB’s and our Chairman and Chief Executive Officer
Frank B. Holding 76	FCB’s and our Executive Vice Chairman
James B. Hyler, Jr. 57	FCB’s and our Vice Chairman and Chief Operating Officer
Frank B. Holding, Jr. 43	FCB’s and our President
Kenneth A. Black 52	Our Vice President, Treasurer and Chief Financial Officer; FCB’s Executive Vice President, Treasurer and Chief Financial Officer
Alexander G. MacFadyen, Jr. 63	Our Secretary; FCB’s Group Vice President and Secretary
James F. Pope 55	IronStone Bank’s President and Chief Operating Officer
James M. Parker 62	IronStone Bank West President
Hope Holding Connell 42	FCB’s Executive Vice President and Business Banking Segment Manager
Joseph A. Cooper, Jr. 51	FCB’s Executive Vice President and Technology and Operations Executive
Lou J. Davis 52	FCB’s Executive Vice President and Chief Human Resources Officer
Wayne D. Duncan 63	FCB’s Executive Vice President (Retail Lending)
William C. Orr 62	FCB’s Executive Vice President and Chief Credit Officer (Commercial Credit Administration)
Allen D. Smith, Jr. 47	FCB’s Executive Vice President and Wealth Management Segment Manager
Donald P. Geaslen 47	FCB’s Executive Vice President and General Auditor since March 2004. Previously served as Senior Vice President and Audit Director for Wachovia Bank, Charlotte, NC from 1999-2004.

Executive Compensation

Cash Compensation.    The following table shows cash and certain other compensation paid or provided to or deferred by our named executive officers for the years indicated. Our executive officers are compensated by the Banks for their services as their officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE

		Annual compensation
Name and principal position	Year	Salary (1)		Bonus		Other annual Compensation		All other compensation (5)
Lewis R. Holding Chairman and Chief Executive Officer	2004 2003 2002	$766,582 751,551 716,550		$4,758 -0- 200,000	(3)	$63,933 60,275 63,318	(4) (4) (4)	$9,225 9,000 9,000

Frank B. Holding Executive Vice Chairman	2004 2003 2002	766,582 751,551 716,550	(2) (2) (2)	-0- -0- -0-		(4) (4) (4)		9,225 9,000 9,000

James B. Hyler, Jr. Vice Chairman and Chief Operating Officer	2004 2003 2002	629,404 625,701 579,600		59,606 -0- -0-	(3)	(4) (4) (4)		9,225 9,000 9,000

Frank B. Holding, Jr. President	2004 2003 2002	346,255 333,060 323,421		53,750 -0- -0-	(3)	(4) (4) (4)		9,225 9,000 9,000

James M. Parker IronStone Bank West President	2004 2003 2002	327,372 319,387 293,179		15,000 30,000 44,883		(4) (4) (4)		9,225 9,000 7,969

(1)	Includes amounts of salary deferred at each officer’s election under our Section 401(k) plan. The Banks permit all employees, at the beginning of each year, to “sell” up to one week of their paid leave time to the Bank. Amounts in the table also include additional salary paid to certain of the named officers under that program as follows: Mr. Hyler—$11,862; Mr. F. Holding, Jr.—$6,533; and Mr. Parker—$6,177.
(2)	As described under the caption “Transactions with Related Parties,” FCB is reimbursed for portions of Mr. F. Holding’s salary by First Citizens Bank and Trust Company, Inc., Columbia, South Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina, pursuant to separate agreements between FCB and those entities.
(3)	Reflects cash payments made to each officer as reimbursement for club assessments during 2004, together with applicable income taxes.
(4)

In addition to compensation paid in cash, the Banks’ and our executive officers receive various personal benefits. Except as described below, the value of those non-cash benefits received each year by each named officer did not exceed the lesser of $50,000 or 10% of his cash compensation for that year, and the amounts of those benefits are not shown in the Summary Compensation Table. The amounts shown for Mr. L. Holding includes portions of the salaries and benefits of staff personnel that we attribute to their services related to Mr. Holding’s personal business ($46,933 for 2004, $33,066 for 2003, and $40,318 for 2002), the rental value of warehouse space owned by FCB that was used by Mr. Holding ($12,000 for 2004, $12,000 for 2003, and $18,000 for 2002), and other miscellaneous items ($5,000 for 2004, $15,209 for 2003, and $5,000 for 2002). Those amounts were included in Mr. Holding’s taxable income for each of those years. During 2004, FCB paid approximately $165,000 in costs associated with the installation of a security system, with back-up power generator, in a new residence then being constructed by Mr. L. Holding in Lewisburg, West Virginia. He reimbursed FCB $165,000 for those costs pending a study by our Board of an overall policy regarding the provision of security systems for our senior executives as part of our risk management program.

During 2005, the Board has concluded that the safety of our key executive officers is a business concern, and it has approved a policy under which FCB will provide security systems in those executives’ homes. We expect that, during 2005, FCB will reimburse Mr. L. Holding for the cost of the above system and install new or upgraded systems in the residences of certain of our other officers listed in the Summary Compensation Table. The amounts of expenditures under that policy will not be reflected as perquisites or other personal benefits to those officers in the Summary Compensation Tables in future years. The security systems installed at FCB’s expense will be assets of FCB and will be depreciated over their expected lives of 5 to 7 years. If a residence in which an FCB-owned system is sold or otherwise transferred, or the executive officer ceases to be employed by FCB, or to serve in the same or a similar key executive role with FCB, then FCB will be paid for the remaining undepreciated cost of that system. The new policy will require that each key executive officer (Messrs. L. Holding, F. Holding, Hyler, F. Holding, Jr.) have a security system connected to and monitored by FCB’s security network. We project that FCB’s annual depreciation expense related to all these new or upgraded security systems will amount to an aggregate of approximately $50,000 and that annual service and maintenance costs will be approximately $10,000.

(5)	The 2004 amounts consist entirely of matching contributions on behalf of each named officer under our Section 401(k) plan. We also provide the named executive officers with certain group life, health, medical and other insurance coverages that are generally available to all salaried employees and that are not included in the Summary Compensation Table.

Pension Plan.    The following table shows, for various numbers of years of service and levels of compensation, the estimated benefits payable to a participant at normal retirement age under our qualified defined benefit pension plan (the “Pension Plan”) based on federal tax laws currently in effect.

	Years of Service
							For participants hired after 01/01/2005	For participants hired before 01/01/2005
Final Average Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	40 Years
$100,000	$15,335	$23,002	$30,670	$38,337	$46,004	$53,672	$53,672	$59,672
125,000	19,960	29,940	39,920	49,899	59,879	69,859	69,859	77,359
150,000	24,585	36,877	49,170	61,462	73,754	86,047	86,047	95,047
175,000	29,210	43,815	58,420	73,024	87,629	102,234	102,234	112,734
200,000	31,800	47,700	63,600	79,499	95,399	111,299	111,299	122,639
225,000	31,800	47,700	63,600	79,499	95,399	111,299	111,299	122,639
250,000	31,800	47,700	63,600	79,499	95,399	111,299	111,299	122,639
300,000	31,800	47,700	63,600	79,499	95,399	111,299	111,299	122,639
350,000	31,800	47,700	63,600	79,499	95,399	111,299	111,299	122,639

Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. Those benefits will be actuarially increased or decreased if benefit payments begin after or before age 65. A participant’s annual compensation covered by the Pension Plan includes base salary, overtime and regular bonuses. A participant’s benefits are based on his or her years of service and “final average compensation,” which is the participant’s highest average covered compensation for any five consecutive years during his or her last ten complete calendar years as a Pension Plan participant. However, under current tax laws, $210,000 is the maximum amount of annual compensation for 2005 that can be included for purposes of calculating a participant’s final average compensation, and the maximum annual benefit that may be paid to a retiring participant generally is $170,000. In the case of participants who begin receiving benefits before or after age 65, the maximum permitted benefit amount is actuarially adjusted. The maximum years of credited service that may be counted in calculating benefits under the Pension Plan is 40 years or, in the case of participants hired after January 1, 2005, 35 years.

The credited years of service and final average compensation, respectively, as of January 1, 2005, for each of the executive officers named in the Summary Compensation Table above are as follows: Mr. L. Holding—40 years and $209,224; Mr. F. Holding—40 years and $209,224; Mr. Hyler—25 years and $189,000; Mr. F. Holding, Jr.—21 years and

$189,000; and Mr. Parker—38 years and $189,000. Mr. L. Holding and Mr. F. Holding each remain actively employed by FCB. However, because they each beneficially own more than 5% of our voting securities, federal law required that they begin receiving distributions from the Pension Plan and our Section 401(k) plan after they reached age 70½.

Post-Retirement Consulting Agreements.    The Banks are parties to separate agreements with certain of their senior officers under which they have agreed to make monthly payments to the officers for a period of ten years following their retirement at age 65 or at another age agreed upon between them and an officer. In return for those payments, each officer has agreed to provide limited consultation services to, and not to “compete” (as defined in the agreements) against, the Banks during the payment period. If an officer dies prior to retirement, or during the payment period following retirement, the payments due under his or her agreement will be paid to the officer’s designated beneficiary or estate. The amounts of monthly payments provided for in the agreements currently in effect between the Banks and each of the executive officers named in the Summary Compensation Table above are as follows: Mr. L. Holding—$27,904; Mr. F. Holding—$27,904; Mr. Hyler—$22,155; Mr. F. Holding, Jr.—$12,366; and Mr. Parker—$11,497. None of those officers have begun receiving payments under their agreements.

Performance Graph

The following line graphs compare the cumulative total shareholder return (the “CTSR”) on our Class A Common during the previous five years with the CTSR over the same measurement period of the Nasdaq-U.S. index and the Nasdaq Banks index. Each line graph assumes that $100 was invested on December 31, 1999, and that dividends were reinvested in additional shares.

Comparison of Five-Year Cumulative Total Shareholder Return

among our Class A Common, the Nasdaq US Index,

and the Nasdaq Banks Index

	12-31-99	12-31-00	12-31-01	12-31-02	12-31-03	12-31-04
< Our Class A Common	100	117	143	143	179	220
☐ Nasdaq Banks Index	100	114	124	127	163	186
● Nasdaq-US Index	100	60	48	33	49	54

Transactions with Related Parties

The Banks have had, and expect to have in the future, banking transactions in the ordinary course of their business with certain of their and our current directors, nominees for director, executive officers, principal shareholders, and their associates. All loans included in those transactions during 2004 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

FCB is party to separate contracts (the “Services Contracts”) with First Citizens Bank and Trust Company, Inc., Columbia, South Carolina (“FCB/SC”), Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), and The Heritage Bank, Lucama, North Carolina (“Heritage”). Under the Services Contracts, FCB provides to each of those banks and their parent holding companies various services, including data and item processing services, securities portfolio management services, courier services, management consulting services (including, in the case of FCB/SC and Southern, the services of Frank B. Holding as director), and services as trustee for Southern’s, Fidelity’s and Heritage’s pension and Section 401(k) plans. Aggregate fees billed by FCB for all those services during 2004 totaled approximately $14,100,000 for FCB/SC, $4,100,000 for Southern, $4,100,000 for Fidelity, and $930,000 for Heritage. Of the amounts billed to FCB/SC and Southern, $116,186 and $94,394, respectively, represented reimbursement to FCB for a portion of Mr. F. Holding’s salary paid by FCB. Mr. F. Holding receives no salary, directors’ fees, or other compensation directly from FCB/SC or Southern for the services he renders to them. Mr. F. Holding and Lewis R. Holding, who are our directors, executive officers, and principal shareholders, also are principal shareholders of the parent holding companies of FCB/SC, Southern and Fidelity, and Mr. F. Holding also is a director of FCB/SC and Southern and a principal shareholder of Heritage’s parent holding company.

Our and FCB’s President, Frank B. Holding, Jr., and Hope Holding Connell, FCB’s Executive Vice President and Business Banking Segment Manager, are siblings and are the son and daughter of our director and executive officer, Frank B. Holding, and the nephew and niece of our Chairman, Lewis R. Holding. Mr. Holding, Jr.’s compensation is described in the Summary Compensation Table above. Ms. Connell’s total 2004 cash compensation was $179,068.

David L. Ward, Jr., one of our directors, is the senior member of Ward and Smith, P.A., the law firm that serves as our General Counsel and provides legal services to us, FCB and IronStone. An aggregate of $5.3 million (which includes expenses and reimbursement for advances made by that firm on our behalf, including advances to pay fees charged by other law firms and experts that provided services on our behalf) was paid to that firm by us and all of our subsidiaries during 2004, and the firm will continue to provide legal services to us during 2005.

Robert T. Newcomb, one of our directors, is President of Newcomb and Company, a mechanical contracting firm. During 2004, that firm provided services as a subcontractor in connection with the construction or renovation of, or other services related to, certain of FCB’s banking offices. The aggregate amount received by Mr. Newcomb’s company for those services was $94,929.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants. The Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2005. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to answer appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Dixon Hughes PLLC was appointed by our Audit Committee to serve as our independent accountants on August 4, 2004, and has audited our 2004 consolidated financial statements. It replaced KPMG LLP which audited our financial statements for 2002 and 2003 and had served as our independent accountants since 1991. In connection with KPMG LLP’s audits during the two fiscal years ended December 31, 2002 and 2003, and through the date of the Committee’s action dismissing KPMG LLP, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

KPMG LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2002 and 2003, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that its report on our consolidated financial statements as of and for the years ended December 31, 2002 and 2003, contained a separate paragraph stating that, “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, ‘Goodwill and Other Intangible Assets,’ and Statement of Financial Accounting Standards, No. 147, ‘Acquisitions of Certain Financial Institutions.’”

During 2002 and 2003, and through the date of the Committee’s action dismissing KPMG LLP, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Dixon Hughes PLLC of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Services and Fees During 2004

Except as described below, under its current procedures our Audit Committee specifically pre-approves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to specified aggregate amounts of fees set by the Committee by category of service. Requests for advice in addition to those amounts require further Committee approval. The entire Audit Committee generally participates in the pre-approval of services. However, in the case of proposals that arise during the year to obtain non-audit services from our accountants beyond what has been pre-approved by the Committee, the Committee delegates authority to its Chairman to approve those additional services on behalf of the Committee. Any such action by the Chairman is to be communicated to the full Committee at its next regularly scheduled meeting.

As our independent accountants, Dixon Hughes PLLC provided us with various audit and other professional services for 2004 for which we and our subsidiaries were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC does not affect its independence.

Audit Fees.    For 2004, Dixon Hughes PLLC audited our consolidated financial statements included in our Annual Report on Form 10-K, reviewed our condensed interim consolidated financial statements included in our September 30, 2004 Quarterly Report on Form 10-Q, and provided various other audit services. We expect that Dixon Hughes PLLC’s fees for 2004 audit services will amount to an aggregate of $525,000.

Audit Related Fees.    During 2004 Dixon Hughes PLLC provided us with various audit-related services consisting of audits of nine common trust funds maintained by FCB and two SAS 70 third-party review reports. We expect that its fees for those services will amount to an aggregate of $168,500.

Tax Fees.    Dixon Hughes PLLC did not provide us with or bill us for any tax-related services following its engagement as our independent accountants. Prior to that time, the firm provided us with tax services consisting of the preparation of final tax returns for a bank that we acquired during 2003 and for which it previously had served as independent accountants and prepared tax returns, and for assistance with other general tax matters. We paid Dixon Hughes PLLC an aggregate of $10,500 for those services.

All Other Fees.    Dixon Hughes PLLC did not provide us with or bill us for any other services during 2004.

PROPOSALS FOR 2006 ANNUAL MEETING

Any proposal of a shareholder that is intended to be presented for action at our 2006 Annual Meeting must be received by us in writing at our main office in Raleigh, North Carolina, no later than November 18, 2005, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Under our Bylaws, written notice of a shareholder proposal intended to be presented at our 2006 Annual Meeting but which is not intended to be included in our Proxy Statement and form of appointment of proxy, or of a shareholder’s intent to nominate a person for election as a director at our 2006 Annual Meeting, must be received by us at our main office in Raleigh, North Carolina, no earlier than December 18, 2005, and no later than February 1, 2006, in order for that proposal or nomination to be brought before that Annual Meeting. The same notice requirements apply in the case of a shareholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at our 2006 Annual Meeting. However, if, following our 2005 Annual Meeting, our Board of Directors increases the number of our directors, thereby creating an unfilled vacancy that will be filled at our 2006 Annual Meeting, and if there is no public announcement naming the nominee to fill the vacancy at least 100 days prior to the first anniversary of our 2005 Annual Meeting, then a shareholder’s written notice of a nomination to fill the vacancy will be treated as timely if it is received by us not later than the close of business on the tenth day following the day on which our public notice actually is given. To be effective, notices of shareholder proposals or nominations are required to contain certain information specified in our Bylaws. Shareholder proposals or nominations not made as provided in our Bylaws will not be considered at Annual Meetings.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

First-Citizens Bank & Trust Company

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code CTW26)

Raleigh, N.C. 27611

You also may send them by email to fcbdirectors@firstcitizens.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific complaints from a customer of one of the Banks relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division that is most closely associated with the subject of the complaint.

Annual Report on Form 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, including proxy statements, annual reports, and quarterly reports, with the Securities and Exchange Commission. FCB’s Internet website (firstcitizens.com) contains a link to the Securities and Exchange Commission’s website (www.sec.gov) where you may obtain copies of our reports free of charge after they have been filed.

A copy of our 2004 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement.

Ú FOLD AND DETACH HERE Ú

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I (We) direct that the shares represented by this appointment of proxy be voted as instructed on the reverse side of this card. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve for any reason as a director, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BancShares’ Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated:                                                                       , 2005

Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.

Ú FOLD AND DETACH HERE Ú

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FIRST CITIZENS BANCSHARES, INC.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr. (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all outstanding shares of the Class A Common Stock and/or Class B Common Stock of First Citizens BancShares, Inc. (“BancShares”) held of record by the undersigned on March 7, 2005, at the Annual Meeting of BancShares’ shareholders (the “Annual Meeting”) to be held at the main office of First-Citizens Bank & Trust Company located at 239 Fayetteville Street Mall, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 25, 2005, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1. ELECTION OF DIRECTORS: Election of 22 directors for one-year terms.	☐ FOR all nominees listed below (except as indicated otherwise below)	☐ WITHHOLD authority to vote for all nominees listed below

Nominees:	John M. Alexander, Jr., Carmen Holding Ames, Victor E. Bell III, George H. Broadrick, H. M. Craig III, H. Lee Durham, Jr., Lewis M. Fetterman, Frank B. Holding, Frank B. Holding, Jr., Lewis R. Holding, Charles B. C. Holt, James B. Hyler, Jr., Gale D. Johnson, M.D., Freeman R. Jones, Lucius S. Jones, Joseph T. Maloney, Jr., Robert T. Newcomb, Lewis T. Nunnelee II, C. Ronald Scheeler, Ralph K. Shelton, R. C. Soles, Jr., David L. Ward, Jr.

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2.	OTHER BUSINESS: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND

RETURN IT TO BANCSHARES IN THE ENVELOPE PROVIDED.